Exhibit 10.56

CALLAWAY GOLF COMPANY

SECOND AMENDED AND RESTATED

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This Second Amended and Restated Chief Executive Officer Employment Agreement (“Agreement”) is entered into as of December 3, 2009, by and between Callaway Golf Company, a Delaware corporation, (the “Company”) and George Fellows (“Employee”).

Background

A. The Company and Employee are parties to that certain First Amended and Restated Chief Executive Officer Employment Agreement entered into as of September 3, 2008 (the “Current Employment Agreement”).

B. The Company and Employee desire to extend the term of the Current Employment Agreement and to make other changes thereto as hereinafter set forth, and further desire to have all changes and amendments reflected in an amended and restated agreement for ease of reference and use.

Agreement

In consideration of the foregoing background and the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. TERM. The Company hereby agrees to continue to employ Employee and Employee hereby accepts continued employment pursuant to the terms and provisions of this Agreement for the period as of the date first above written and ending December 15, 2012, unless this Agreement is earlier terminated as hereinafter provided. At all times during the term of this Agreement, Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

2. TITLES; POSITIONS.

(a) Employee shall serve as President and Chief Executive Officer of the Company. Employee’s duties shall be the usual and customary duties of the offices in which Employee serves. Employee shall report solely to the Board of Directors.

(b) So long as Employee continues to meet the standards required of a Director, Employee shall continue to be nominated for election as a Director at each subsequent annual meeting of shareholders during the term of this Agreement. Upon termination of this Agreement, unless the Company’s Board of Directors determines otherwise, Employee shall resign as a director of the Company, as well as from any positions as a director or officer of any subsidiary or affiliate of the Company.

3. SERVICES TO BE EXCLUSIVE. During the term hereof, Employee agrees to devote Employee’s full productive time and best efforts to the performance of Employee’s duties hereunder pursuant to the supervision and direction of the Company’s Board of Directors. Employee further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Employee is employed by the Company, Employee will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Company’s prior written consent. Nothing herein contained shall be deemed to preclude Employee from having outside personal investments, involvement with appropriate community and charitable activities, continuing to serve on (i) the board of directors of VF Corporation and (ii) the California Governor’s Council on Physical Fitness and Sports, or from devoting a reasonable amount of time to such matters, provided that such activities and service shall in no manner interfere with or derogate from Employee’s work for the Company.

4. COMPENSATION.

(a) Base Salary. The Company agrees to pay Employee a base salary at the rate of not less than $925,000 per year (prorated for any partial years of employment), payable in equal installments on regularly scheduled Company pay dates as they may be adjusted from time to time.

(b) Annual Bonus. The Company shall provide Employee an opportunity to earn an annual bonus based upon participation in the Company’s applicable bonus plan as it may or may not exist from time to time. Employee acknowledges that currently all bonuses are discretionary. However, and notwithstanding the foregoing, it is agreed that during the term of this Agreement Employee shall have a target annual bonus opportunity equal to 100% of Employee’s annual base salary paid in the pertinent year, based upon the achievement of realistic performance goals determined by the Board of Directors (or appropriate committee thereof) in consultation with Employee. For the sake of clarity, if Employee remains employed with the Company through December 15, 2012, Employee shall be entitled to a bonus payout for 2012, subject to the achievement of the applicable performance goals, notwithstanding that Employee is not an Employee on the last day of 2012.

(c) Long Term Incentives.

(i) So long as Employee remains employed under this Agreement, the Company shall provide Employee an opportunity to participate in the Company’s applicable long-term incentive plan for senior officers with a grant date award value of at least $3.2 million in each of 2010 and 2011 and $2.13 million in 2012, which value shall be calculated on a basis consistent with the award values calculated for other senior officers of the Company. In each of those years, the Compensation and Management Succession Committee (or other similarly empowered Committee) will determine the type of awards to be granted to Mr. Fellows and will approve the grant of such awards. The awards are to be granted on the same date the long-term incentive awards are granted to the other senior officers for the applicable year. The number of shares underlying any stock option award will be determined based upon the award value divided by the value of a stock option for one share. The option value shall be calculated based upon the Black-Scholes option valuation methodology using the same assumptions the Company uses for financial reporting purposes. In each of 2010 and 2011, at least 2/3 of the award value granted to Employee will be allocated to awards that vest solely based upon continued service and not upon performance criteria and at least 1/2 of such service-based awards (i.e. 1/3 of the entire award value) shall be full value awards. In 2012, at least 1/2 of the award value granted to Employee will be allocated to awards that vest solely based upon continued service and not upon performance criteria. Except as set forth below in subsection (ii) of this section, the other terms of the awards will be governed substantially by the terms of the Company’s then current form of award agreements for senior officers.

(ii) With regard to the awards to be granted under this Section 4(c) (the “New Awards”), if Employee remains employed by the Company through December 15, 2012, then the New Awards shall be permitted to continue to vest in accordance with their applicable vesting schedules subsequent to the termination of Employee’s employment and Employee shall have up to three years after the termination of employment (not to exceed the original ten year term) to exercise any vested New Award stock

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options, all of the foregoing provided and only for so long as Employee (A) executes and delivers a fully effective release in the form attached hereto as Exhibit B within sixty (60) days after the date of termination of employment, (B) chooses not to engage (whether as an owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates, (C) does not directly or indirectly harm, injure or disparage the Company or its directors, officers, employees, agents, affiliates, vendors, products, activities, or customers, or their respective successors, or otherwise interfere with the Company’s press, public and media relations, and (D) continues to comply with Employee’s post-termination obligations under this Agreement.

5. EXPENSES AND BENEFITS.

(a) Reasonable and Necessary Expenses. In addition to the compensation provided for in Section 4, the Company shall reimburse Employee for all reasonable, customary and necessary expenses incurred in the performance of Employee’s duties hereunder. Employee shall first account for such expenses in accordance with the policies and procedures set by the Company from time to time for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision and direction of the Company.

(b) Paid Time Off. Employee shall accrue paid time off in accordance with the terms and conditions of the Company’s Paid Time Off Program, as stated in the Company’s Employee Handbook, and as may be modified from time to time. Subject to the maximum accrual permitted under the Paid Time Off Program, Employee shall accrue paid time off at the rate of thirty (30) days per year. The time off may be taken any time during the year subject to prior approval by the Company. The Company reserves the right to pay Employee for unused, accrued benefits in lieu of providing time off.

(c) Insurance. During Employee’s employment with the Company pursuant to this Agreement, the Company shall provide for Employee to:

(i) participate in the Company’s health insurance and disability insurance plans as the same may be modified from time to time;

(ii) receive, if Employee is insurable under usual underwriting standards, term life insurance coverage on Employee’s life, payable to whomever Employee directs, in an amount equal to $3,000,000 in coverage, provided that Employee completes the required health statement and application and that Employee’s physical condition does not prevent Employee from qualifying for such insurance coverage under reasonable terms and conditions; and

(d) Retirement. Employee shall be permitted to participate in the Company’s 401(k) retirement investment plan, employee stock purchase plan and executive deferred compensation plan pursuant to the terms of such plans, as the same may be modified from time to time, to the extent such plans are offered to other officers of the Company from time to time.

(e) Estate Planning and Other Perquisites. To the extent the Company provides tax and estate planning and related services, or any other perquisites and personal benefits to other officers generally from time to time, such services and perquisites shall be made available to Employee on the same terms and conditions.

(f) Country Club Membership. Employee shall be provided with access to a country club in accordance with the Company’s country club use policy, as modified from time to time. The club membership itself shall belong to, and be the property of, the Company, not Employee.

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(g) Travel Allowance. On or before the first payroll date in April of each year during the term of this Agreement (commencing April 2009), Employee shall be paid a lump sum of $94,000 to assist Employee with travel expenses not reimbursed under the Company’s travel reimbursement policies.

(h) Auto Allowance. During the term of this Agreement, Employee shall be entitled to an auto allowance of not less than $1,000 per month for expenses associated with acquiring and maintaining an automobile of Employee’s choice under the Company’s auto allowance policy for senior officers.

(i) Relocation Allowance. If Employee remains employed with the Company under this Agreement through December 15, 2012, then the Company shall reimburse employee for actual expenses incurred by Employee in relocating his personal property to his residence in New York, New York up to an aggregate amount of $15,000. To be eligible for reimbursement of such expenses, such relocation must be completed by December 31, 2013. Employee shall not be entitled to reimbursement for any other relocation expenses.

6. TAXES. Employee acknowledges that Employee is responsible for all taxes related to Employee’s compensation except for those taxes for which the Company is obligated to pay under applicable law or regulation, or as provided in Section 9(c) of this Agreement. Employee agrees that the Company may withhold from Employee’s compensation any amounts that the Company is required to withhold under applicable law or regulation.

7. TERMINATION.

(a) Termination by the Company Without Substantial Cause. Employee’s employment under this Agreement may be terminated by the Company at any time without substantial cause. In the event of a termination by the Company without substantial cause, Employee shall be entitled to receive (i) any compensation (including Paid Time Off) accrued and unpaid as of the date of termination; (ii) a lump sum amount equal to Employee’s then current annual base salary pro rated for service through the date of termination; and (iii) the immediate vesting of all unvested long-term incentive compensation, whether in the form of options, restricted stock, restricted stock units, performance shares, cash units, stock appreciation rights or otherwise constituted. Performance based awards that may vest pursuant to this section will not be paid unless, and then only to the extent that, the performance goals underlying such awards have been satisfied at the end of the applicable performance period. Any potential payment related to the accelerated vesting of such performance based awards will be paid following the completion of the relevant performance period and the evaluation of whether the performance goals have been met, and any such payment will be made to Employee at the same time other participants receive payment. In addition to the foregoing and subject to the provisions thereof, Employee shall be eligible to receive Special Severance as described in subsection 7(g) and Incentive Payments as described in subsection 7(h).

(b) Termination by the Company for Substantial Cause or by Employee Without Good Reason. Employee’s employment under this Agreement may be terminated immediately and at any time by the Company for substantial cause or by Employee without good reason. In the event of such a termination, Employee shall be entitled to receive (i) any compensation (including Paid Time Off) accrued and unpaid as of the date of termination; and (ii) no other severance. “Substantial cause” shall mean for purposes of this subsection Employee’s (i) continued failure to substantially perform Employee’s duties after a written demand for substantial performance has been delivered to Employee by the Board of Directors; (ii) material breach of this Agreement that is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) days after delivery of written notice describing the breach; (iii) misconduct, including but not limited to, use or possession of illegal drugs during work and/or any other action that is damaging

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or detrimental in a significant manner to the Company; (iv) conviction of, or plea of guilty or nolo contendere to, a felony; or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency entity. “Good Reason” shall have the meaning given to it in subsection 7(c).

(c) Termination by Employee for Good Reason. Employee’s employment under this Agreement may be terminated immediately by Employee for Good Reason at any time. In the event of a termination by Employee for Good Reason, Employee shall be entitled to receive (i) any compensation (including Paid Time Off) accrued and unpaid as of the date of termination; (ii) a lump sum amount equal to Employee’s then current annual base salary pro rated for service through the date of termination; and (iii) the immediate vesting of all unvested long-term incentive compensation, whether in the form of options, restricted stock, restricted stock units, performance shares, cash units, stock appreciation rights or otherwise constituted. Performance based awards that may vest pursuant to this section will not be paid unless, and then only to the extent that, the performance goals underlying such awards have been satisfied at the end of the applicable performance period. Any potential payment related to the accelerated vesting of such performance based awards will be paid following the completion of the relevant performance period and the evaluation of whether the performance goals have been met, and any such payment will be made to Employee at the same time other participants receive payment. In addition to the foregoing and subject to the provisions thereof, Employee shall be eligible to receive Special Severance as described in subsection 7(g) and Incentive Payments as described in subsection 7(h).

“Good Reason” shall mean for purposes of this subsection and subsection 7(b) a material breach of this Agreement by the Company. To terminate employment for Good Reason pursuant to this subsection, Employee must within ninety (90) days after the occurrence of the material breach giving rise to a termination for Good Reason notify the Company in writing of the specific elements of the material breach and that Employee intends to terminate his employment pursuant to this subsection because of the material breach. The Company shall have thirty (30) days following its receipt of such notice (the “Cure Period”) to cure the material breach and provide Employee with written notice of such cure. Should the Company not cure the material breach and provide the written notice to Employee required by this subsection, then Employee shall have the option to terminate employment immediately pursuant to this subsection, such option arising on the day following the expiration of the Cure Period and terminating on the 90th day following the expiration of the Cure Period. If Employee chooses not to terminate employment within the 90-day period following the expiration of the Cure Period, Employee shall be deemed to have waived his right to terminate this agreement based upon the material breach asserted.

(d) Termination Due to Permanent Disability. Subject to all applicable laws, Employee’s employment under this Agreement may be terminated immediately by the Company in the event Employee becomes permanently disabled. Permanent disability shall be defined as Employee’s failure to perform or being unable to perform all or substantially all of Employee’s duties under this Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Employee, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to Employee’s permanent disability, Employee shall be entitled to (i) any compensation (including Paid Time Off) accrued and unpaid as of the date of termination; (ii) severance payments equal to Employee’s then current base salary at the same rate and on the same schedule as in effect at the time of termination for a period of six (6) months from the date of termination; (iii) a lump sum amount equal to Employee’s then current annual base salary pro rated for service through the date of termination; (iv) the immediate vesting of all unvested long-term incentive compensation, whether in the form of options, restricted stock, restricted stock units, performance shares, cash units, stock appreciation rights or otherwise

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constituted, held by Employee that would have vested had Employee remained employed pursuant to this Agreement for a period of six (6) months from the date of such termination; (v) if Employee makes a timely election for continued health insurance coverage pursuant to COBRA, then (subject to Employee’s continued eligibility for COBRA benefits) the payment of premiums owed for such COBRA insurance benefits for a period of up to twelve (12) months from the date of termination; and (vi) no other severance. The Company shall be entitled to take as an offset against any amounts due pursuant to subsections (i) and (ii) above, any amounts received by Employee pursuant to disability or other insurance, or similar sources, provided by the Company. Performance based awards that may vest pursuant to this section will not be paid unless, and then only to the extent that, the performance goals underlying such awards have been satisfied at the end of the applicable performance period. Any potential payment related to the accelerated vesting of such performance based awards will be paid following the completion of the relevant performance period and the evaluation of whether the performance goals have been met, and any such payment will be made to Employee at the same time other participants receive payment.

(e) Termination by Mutual Agreement of the Parties. Employee’s employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

(f) Pre-Termination Rights. The Company shall have the right, at its option, to require Employee to vacate Employee’s office or otherwise remain off the Company’s premises and to cease any and all activities on the Company’s behalf without such action constituting a termination of employment or a breach of this Agreement.

(g) Special Severance.

(i) Amount in the Event of a Termination Pursuant to Sections 7(a) or 7(c). In the event of a termination pursuant to Sections 7(a) or 7(c) of this Agreement, Special Severance shall consist of (A) paying to Employee severance payments at the rate of Employee’s then current base salary from the date of termination until December 15, 2012 (prorated for any partial years), which payments shall be payable in equal installments on the same pay schedule as in effect at the time of termination; (B) if Employee makes a timely election for continued health insurance coverage pursuant to COBRA, then subject to Employee’s continued eligibility for such COBRA and/or CalCOBRA insurance benefits, the payment of premiums owed for such COBRA and/or CalCOBRA insurance benefits until the later of December 15, 2012 or one year after the date of termination; and (C) no other severance.

(ii) Amount in the Event of a Termination Pursuant to Section 9. In the event of a termination pursuant to Section 9 of this Agreement, then Special Severance shall consist of (A) a total amount equal to 1.5 times the sum of Employee’s (a) then current annual base salary and (b) annual target bonus opportunity for the last full year of employment prior to termination, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of thirty-six (36) months from the date of termination; (B) if Employee makes a timely election for continued health insurance coverage pursuant to COBRA, then subject to Employee’s continued eligibility for such COBRA and/or CalCOBRA insurance benefits, the payment of premiums owed for COBRA and/or CalCOBRA insurance benefits for a period of thirty-six (36) months from the date of termination; and (C) no other severance.

(iii) Amount in the Event of a Subsequent Change in Control. Notwithstanding any other provisions to the contrary, if a Change in Control (as defined in Exhibit A) occurs within six (6) months following a termination of Employee’s employment under this Agreement pursuant to Sections 7(a) or 7(c), and that Change in Control is the direct result of discussions or undertakings that were ongoing as of the date of such termination, then the amount of Special Severance shall be calculated in accordance with Section 7(g)(ii).

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(iv) Conditions on Receiving Special Severance. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to (A) Employee’s continued compliance with the terms and conditions of Sections 8 and 11; (B) Employee’s continued forbearance from directly, indirectly or in any other way, harming, injuring or disparaging the Company or its directors, officers, employees, agents, affiliates, vendors, products, activities, or customers, or their respective successors, or otherwise interfere with the Company’s press, public and media relations; and (C) Employee’s execution and delivery of a fully effective release in the form attached hereto as Exhibit B within sixty (60) days after the date of termination of employment.

(h) Incentive Payments.

(i) Amount in the Event of a Termination Pursuant to Sections 7(a) or 7(c). In the event of a termination pursuant to Sections 7(a) or 7(c) of this Agreement, Employee shall be offered the opportunity to receive Incentive Payments at the rate of Employee’s then current base salary from the date of termination until December 15, 2012 (prorated for any partial years), which payments shall be payable in equal installments on the same pay schedule as in effect at the time of termination.

(ii) Amount in the Event of a Termination Pursuant to Section 9. In the event of a termination pursuant to Section 9 of this Agreement, Employee shall be offered the opportunity to receive Incentive Payments in a total amount equal to 1.5 times the sum of Employee’s (a) then current annual base salary and (b) annual target bonus opportunity for the last full year of employment prior to termination, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of thirty-six (36) months from the date of termination.

(iii) Amount in the Event of a Subsequent Change in Control. Notwithstanding any other provisions to the contrary, if a Change in Control (as defined in Exhibit A) occurs within six (6) months following a termination of Employee’s employment under this Agreement pursuant to Sections 7(a) or 7(c), and that Change in Control is the direct result of discussions or undertakings that were ongoing as of the date of such termination, then the amount of available Incentive Payments shall be calculated in accordance with Section 7(h)(ii).

(iv) Terms and Conditions for Incentive Payments. Employee may receive Incentive Payments so long as Employee chooses not to engage (whether as an owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates. If Employee chooses to engage in such activities, then the Company shall have no obligation to make further Incentive Payments commencing upon the date which Employee chooses to do so. For purposes of this Section, Employee shall not be deemed to “own” an entity if Employee holds less than 2% beneficial ownership interests of a firm, corporation or venture.

(v) Sole Consideration. Employee and the Company agree and acknowledge that the sole and exclusive consideration for the Incentive Payments is Employee’s forbearance as described in this subsection 7(h). In the event that this subsection 7(h) is deemed unenforceable or invalid for any reason, then the Company will have no obligation to make Incentive Payments for the period of time during which it has been deemed unenforceable or invalid. The obligations and duties of this subsection 7(h) shall be separate and distinct from the other obligations and duties set forth in this Agreement, and any finding of invalidity or unenforceability of this subsection 7(h) shall have no effect upon the validity or invalidity of the other provisions of this Agreement.

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(i) Treatment of Special Severance and Incentive Payments. Any Special Severance and Incentive Payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements.

(j) Other. Except for the amounts specifically provided pursuant to this Section 7, Employee shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Employee pursuant to these sections shall not be treated as damages, but as compensation to which Employee may be entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Employee pursuant to this Section 7 any amounts earned by Employee in other employment after termination of Employee’s employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Employee in other employment had Employee sought such other employment. The provisions of this Section 7 shall not limit Employee’s rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other employee benefit plan of the Company to which Employee is entitled pursuant to the terms of such plan.

(k) Compliance with Section 409A. If Employee is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), any installment payments by reason of termination will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus, to the extent payable within the applicable 2 1/2 month period, will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. It is intended that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service, the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code since payments to Employee will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least six (6) months after separation from service.

(l) Forfeiture. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the United States securities laws as a result of the intentional misconduct or gross negligence of the Employee, or if the Employee is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by Section 304, the Employee shall forfeit all of the following: any bonus paid in the twelve (12) month period following the date of the filing of the financial document embodying the restatement, any gain on the sale of Company securities during that same period, the right to receive Special Severance and Incentive Payments, and any unvested and/or unexercised long-term incentive compensation awards.

8. OTHER EMPLOYEE DUTIES AND OBLIGATIONS.

In addition to any other duties and obligations set forth in this Agreement, Employee shall be obligated as follows:

(a) Compliance with Company Policy. Employee shall be required to comply with all policies and procedures of the Company as such shall be adopted, modified or otherwise established by the Company from time to time, including but not limited to the Company’s Code of Conduct. While employed by the Company pursuant to this Agreement, or while receiving severance, incentive or other payments or consideration from the Company following termination of this Agreement, Employee shall disclose in writing to the Company’s General Counsel any conviction of, or plea of guilty or nolo contendere to, a felony.

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(b) Trade Secrets and Confidential Information.

(i) As used in this Agreement, the term “Trade Secrets and Confidential Information” means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to concepts, ideas, plans and strategies involved in the Company’s and/or its affiliates’ products, the processes, formulae and techniques disclosed by the Company and/or its affiliates to Employee or observed by Employee, the designs, inventions and innovations and related plans, strategies and applications which Employee develops during the term of this Agreement in connection with the work performed by Employee for the Company and/or its affiliates; and third party information which the Company and/or its affiliates has/have agreed to keep confidential.

(ii) While employed by the Company, Employee will have access to and become familiar with Trade Secrets and Confidential Information. Employee acknowledges that Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Employee agrees that Employee will not, at any time, whether during or subsequent to Employee’s employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Employee is compelled to make disclosure by governmental process. In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company, at the Company’s sole cost and expense, in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

(iii) Employee agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require.

(iv) The provisions of this subsection 8(b) shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

(c) Assignment of Rights.

(i) As used in this Agreement, “Designs, Inventions and Innovations,” whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company’s and/or its affiliates’ products.

(ii) As a material part of the terms and understandings of this Agreement, Employee agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Employee, alone or with anyone else, in connection with the work performed by Employee for the Company during Employee’s employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

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(iii) Employee agrees to disclose in writing to the Board of Directors any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Employee develops, conceives and/or reduces to practice in connection with any work performed by Employee for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Employee shall disclose all Designs, Inventions and Innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign Employee’s interest in such Design, Invention or Innovation to the Company. If the Company and Employee disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

(iv) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either relate at the time of conception or reduction to practice to the Company’s and/or its affiliates’ business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or result from any work performed by Employee for the Company and/or its affiliates.

(v) Employee agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company’s request, at no expense to Employee, Employee shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

(vi) The provisions of this subsection 8(c) shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

(d) Competing Business. To the fullest extent permitted by law, Employee agrees that, while employed by the Company, Employee will not, directly or indirectly (whether as employee, agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which conflicts with Employee’s duties under this Agreement, including services that are directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund, and Employee shall not be deemed to “own” an entity if Employee holds less than 2% beneficial ownership interests of a firm, corporation or venture.

(e) Other Employees. Except as may be required in the performance of Employee’s duties hereunder, Employee shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment. This obligation shall remain in effect while Employee is employed by the Company and for a period of one (1) year thereafter.

(f) Suppliers. While employed by the Company, and for one (1) year thereafter, Employee shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

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(g) Conflict of Interest. While employed by the Company, Employee shall comply with all Company policies regarding actual or apparent conflicts of interest with respect to Employee’s duties and obligations to the Company.

(h) Non-Disparagement. While employed by the Company, and for one (1) year thereafter, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them.

(i) Surrender of Equipment, Books and Records. Employee understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Employee remove from the Company’s facilities any of the Company’s and/or its affiliates’ equipment, books, records, documents, lists or any copies of the same without the Company’s permission, nor shall Employee make any copies of the Company’s and/or its affiliates’ books, records, documents or lists for use outside the Company’s office except as specifically authorized by the Company. Employee shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Employee’s employment with the Company.

9. RIGHTS UPON A CHANGE IN CONTROL.

(a) Notwithstanding anything in this Agreement to the contrary, if upon or at any time during the term of this Agreement there is a Termination Event (as defined below) that occurs within one (1) year following any Change in Control (as defined in Exhibit A) and Employee provides notice to the Company during that one (1) year period of Employee’s election to terminate his Employment pursuant to this Section 9, then Employee shall be treated as if Employee had been terminated by the Company without substantial cause pursuant to Section 7(a).

(b) A “Termination Event” shall mean the occurrence of any one or more of the following, and in the absence of Employee’s permanent disability (defined in Section 7(d)), Employee’s death, or any of the factors enumerated in Section 7(b) providing for termination by the Company for substantial cause, accompanied by the giving of notice by Employee as described in Section 9(a) of this Agreement:

(i) the termination of this Agreement by the Company;

(ii) a failure by the Company to obtain the assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company’s assets or business;

(iii) any material diminishment in the title, position, duties, responsibilities or status that Employee had with the Company, as a publicly traded entity, immediately prior to the Change in Control;

(iv) any reduction, limitation or failure to pay or provide any of the compensation, reimbursable expenses, stock options, incentive programs, or other benefits or perquisites provided to Employee under the terms of this Agreement or any other agreement or understanding between the Company and Employee, or pursuant to the Company’s policies and past practices as of the date immediately prior to the Change in Control;

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(v) any requirement that Employee relocate or any assignment to Employee of duties that would make it unreasonably difficult for Employee to maintain Employee’s residence in Rancho Santa Fe, California that Employee had immediately prior to the Change in Control; or

(vi) any other material breach of this Agreement by the Company.

(c) In the event of a Change in Control, Employee shall be indemnified by the Company for certain excise tax obligations, as more specifically set forth in Exhibit C to this Agreement.

10. MISCELLANEOUS.

(a) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Employee shall have no right to assign Employee’s rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Employee.

(b) Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Employee or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Agreement is a restatement of the Original Employment Agreement, incorporating intended amendments and changes, and replaces and supersedes the Original Employment Agreement and any and all prior understandings or agreements between Employee and the Company regarding employment.

(c) Notices. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to Employee at the address currently on file with the Company, and to the Company at:

Company:	Callaway Golf Company
2180 Rutherford Road
Carlsbad, California 92008
Attn: Steven C. McCracken
Senior Executive Vice President and
Chief Administrative Officer

with a copy to:

Callaway Golf Company
2180 Rutherford Road
Carlsbad, California 92008
Attn: Lead Independent Director

or to such other address as Employee or the Company may from time to time furnish, in writing, to the other.

(d) Headings. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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(e) Waiver. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

(f) Applicable Law. This Agreement shall constitute a contract under the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

(g) Severability. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

(h) Advertising Waiver. While employed by the Company and for a reasonable time thereafter, Employee agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Employee’s name and/or pictures of Employee taken in the course of Employee’s provision of services to the Company and/or its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

(i) Counterparts. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

11. IRREVOCABLE ARBITRATION OF DISPUTES.

(a) Employee and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, or relating to Employee’s employment, or the termination thereof, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. This includes, but is not limited to, alleged violations of federal, state and/or local statutes, claims based on any purported breach of duty arising in contract or tort, including breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, violation of any statutory, contractual or common law rights, but excluding workers’ compensation, unemployment matters, or any matter falling within the jurisdiction of the state Labor Commissioner. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) Employee and the Company agree that the arbitrator shall have the authority to issue provisional relief. Employee and the Company further agree that each has the right, pursuant to California Code of Civil Procedure Section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be conducted pursuant to the procedural rules stated in the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney

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with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator from the American Arbitration Association will be selected pursuant to the American Arbitration Association National Rules for Resolution of Employment Disputes. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure Section 1286, et seq.

(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. The arbitrator shall allow reasonable discovery as provided in the California Arbitration Act, but shall control the amount and scope of discovery.

(g) The provisions of this section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

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THE PARTIES HAVE READ SECTION 11 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

/s/ GF (Employee)	/s/ JCC (Company)

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Chief Executive Officer Employment Agreement to be executed effective as of the date first written above.

EMPLOYEE	COMPANY

Callaway Golf Company, a Delaware corporation

/s/ George Fellows	By:	/s/ John C. Cushman
George Fellows		John C. Cushman, III
Chair, Compensation and Management Succession Committee

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EXHIBIT A

CHANGE IN CONTROL

1. “Affiliate” means the Company’s “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act (together “Affiliates”). The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition of Affiliate.

2. “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its affiliates and any employee benefit or stock ownership plan of the Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c) Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

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(ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d) Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation or dissolution of the Company.

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EXHIBIT B

RELEASE OF CLAIMS – GENERAL RELEASE

This Release of Claims – General Release (“Release”) is effective as of the date provided for in Section 10 below, and is made by and between George Fellows (“Employee”), pursuant to the employment agreement (the “Agreement”) to which this document is attached, and Callaway Golf Company (the “Company”), a Delaware corporation. This Release is entered into in light of the fact that Employee’s employment with the Company will terminate and Employee will be eligible to receive post-termination rights or benefits pursuant to the terms of the Agreement.

1. Consideration. In consideration for the payment or provision of such post-termination rights or benefits, Employee agrees to the terms and provisions set forth in this Release.

2. Release.

(a) Employee hereby irrevocably and unconditionally releases and forever discharges the Company, its predecessors, successors, subsidiaries, affiliates and benefit plans, and each and every past, present and future officer, director, employee, representative and attorney of the Company, its, predecessors, successors, subsidiaries, affiliates and benefit plans, and their successors and assigns (collectively referred to herein as the “Releasees”), from any, every, and all charges, complaints, claims, causes of action, and lawsuits of any kind whatsoever, including, to the extent permitted under the law, all claims which Employee has against the Releasees, or any of them, arising from or in any way related to circumstances or events arising out of Employee’s employment by the Company, including, but not limited to, harassment, discrimination, retaliation, failure to progressively discipline Employee, termination of employment, violation of state and/or federal wage and hour laws, violations of any notice requirement, violations of the California Labor Code, or breach of any employment agreement, together with any and all other claims Employee now has or may have against the Releasees through and including Employee’s date of termination from the Company, provided, however, that Employee does not waive or release the right to enforce the Agreement, the right to enforce any stock option, restricted stock, retirement, welfare or other benefit plan, agreement or arrangement, or any rights to indemnification or reimbursement, whether pursuant to charter and by-laws of the Company or its affiliates, applicable state laws, D&O insurance policies or otherwise. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES THAT EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY AGAINST RELEASEES BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR HOUSING AND EMPLOYMENT ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE FAMILY MEDICAL RIGHTS ACT, THE CALIFORNIA FAMILY RIGHTS ACT OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OR THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR A GOVERNMENTAL AGENCY.

(b) Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Release is executed are not waived. Nothing in this Release shall be construed to prohibit Employee from exercising Employee’s right to file a charge with the Equal Employment Opportunity Commission or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

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(c) Employee understands and agrees that if Employee files such a charge, the Company has the right to raise the defense that the charge is barred by this Release.

3. Employee also waives all rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4. Governing Law. This Release shall be construed and enforced in accordance with the internal laws of the State of California.

5. Binding Effect. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6. Irrevocable Arbitration of Disputes.

(a) Employee and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Release, its interpretation, enforceability, or applicability, or relating to Employee’s employment, or the termination thereof, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. This includes, but is not limited to, alleged violations of federal, state and/or local statutes, claims based on any purported breach of duty arising in contract or tort, including breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, violation of any statutory, contractual or common law rights, but excluding workers’ compensation, unemployment matters, or any matter falling within the jurisdiction of the state Labor Commissioner. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) Employee and the Company agree that the arbitrator shall have the authority to issue provisional relief. Employee and the Company further agree that each has the right, pursuant to California Code of Civil Procedure Section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be conducted pursuant to the procedural rules stated in the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator from the Judicial Arbitration and Mediation Service will be selected pursuant to the American Arbitration Association National Rules for Resolution of Employment Disputes. The Company shall pay the costs of the arbitrator’s fees.

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(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure Section 1286, et seq.

(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g) The provisions of this section shall survive the expiration or termination of the Release, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 6 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Employee)	(Company)

7. Counterparts. This Release may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

8. Advice of Counsel. The Company hereby advises Employee in writing to discuss this Release with an attorney before executing it. Employee further acknowledges that the Company will provide Employee twenty-one (21) days within which to review and consider this Release before signing it. Should Employee decide not to use the full twenty-one (21) days, then Employee knowingly and voluntarily waives any claims that he was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Release.

9. Right to Revoke. The parties acknowledge and agree that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until the revocation period has expired. The parties further acknowledge and agree that such revocation must be in writing addressed to Steven C. McCracken, Senior Executive Vice President and Chief Administrative Officer, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, and received no later than midnight on the seventh day following the execution of this Release by Employee. If Employee revokes this Release under this section, it shall not be effective or enforceable, and Employee will not receive the consideration described in Section 1 above.

10. Effective Date. If Employee does not revoke this Release in the timeframe specified in Section 9 above, the Release shall become effective at 12:01 a.m. on the eighth day after it is fully executed by the parties.

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11. Severability. In the event any provision or provisions of this Release is or are held invalid, the remaining provisions of this Release shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Release on the dates set forth below, to be effective as of the date set forth in Section 10 above.

Employee	Company

Callaway Golf Company, a Delaware corporation

By:
George Fellows	[Authorized Signature]

Dated:	Dated:

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EXHIBIT C

TAX INDEMNIFICATION

Pursuant to Section 9(c) of Employee’s Employment Agreement (“Section 9”), the Company agrees to indemnify Employee with respect to certain excise tax obligations as follows:

1. Definitions. For purposes of Section 9 and this Exhibit C, the following terms shall have the meanings specified herein:

(a) “Claim” shall mean any written claim (whether in the form of a tax assessment, proposed tax deficiency or similar written notification) by the Internal Revenue Service or any state or local tax authority that, if successful, would result in any Excise Tax or an Underpayment.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended. All references herein to any section, subsection or other provision of the Code shall be deemed to refer to any successor thereto.

(c) “Excise Tax” shall mean (i) any excise tax imposed by Section 4999 of the Code or any comparable federal, state or local tax, and (ii) any interest and/or penalties incurred with respect to any tax described in Section 1(c)(i) above.

(d) Gross-Up Payment shall mean a cash payment as specified in Section 2 of this Exhibit C.

(e) “Overpayment” and “Underpayment” shall have the meanings specified in Section 4 of this Exhibit C.

(f) “Payment” shall mean any payment, benefit or distribution (including, without limitation, cash, the acceleration of the granting, vesting or exercisability of stock options or other incentive awards, or the accrual or continuation of any other payments or benefits) granted or paid to or for the benefit of Employee by the Company or by any person or persons whose actions result in a Taxable Event (as defined in this section), or by any person affiliated with the Company or such person(s), whether paid or payable pursuant to the terms of this Agreement or otherwise. Notwithstanding the foregoing, a Payment shall not include any Gross-Up Payment required under Section 9 and this Exhibit C

(g) “Taxable Event” shall mean any change in control or other event which triggers the imposition of any Excise Tax on any Payment.

2. In the event that any Payment is determined to be subject to any Excise Tax, then Employee shall be entitled to receive from the Company a Gross-Up Payment in an amount such that, after the payment of all income taxes, Excise Taxes and any other taxes imposed with respect to the Gross-Up Payment (together with payment of all interest and penalties imposed with respect to any such taxes), Employee shall retain a net amount of the Gross-Up Payment equal to the Excise Tax imposed with respect to the Payments.

3. All determinations required to be made under Section 9 and this Exhibit C, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by a mutually agreed upon nationally recognized accounting firm that is not serving as accountant or auditor for the individual, entity or group effecting the Taxable Event to which a possible Gross-Up Payment is related (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and to Employee

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regarding the amount of Excise Tax (if any) which is payable, and the Gross-Up Payment (if any) required hereunder, with respect to any Payment or Payments, with such calculations to be provided at such time as may be requested by the Company, but in no event later than fifteen (15) business days following receipt of a written notice from Employee that there has been a Payment that may be subject to an Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to Section 9 and this Exhibit C shall be paid by the Company to Employee within five (5) business days after receipt of the Accounting Firm’s determination, but in no case later than December 31 of the calendar year next following the year in which the Employee remits the Excise Tax to the applicable taxing authority. If the Accounting Firm determines that no Excise Tax is payable by Employee, the Accounting Firm shall furnish Employee with a written opinion that failure to disclose, report or pay the Excise Tax on Employee’s federal or other applicable tax returns will not result in the imposition of a negligence penalty, understatement penalty or other similar penalty. All determinations by the Accounting Firm shall be binding upon the Company and Employee in the absence of clear and indisputable mathematical error. Following receipt of a Gross-Up Payment as provided herein, Employee shall be obligated to properly and timely report his Excise Tax liability on the applicable tax returns or reports and to pay the full amount of Excise Tax with funds provided through such Gross-Up Payment. Notwithstanding the foregoing, if the Company reasonably determines that the Employee will be unable or otherwise may fail to make such Excise Tax payment, the Company may elect to pay the Excise Tax to the Internal Revenue Service and/or other applicable tax authority on behalf of the Employee, in which case the Company shall pay the net balance of the Gross-Up Payment (after deduction of such Excess Tax payment) to the Employee.

4. As a result of uncertainty in the application of Section 4999 of the Code, it is possible that a Gross-Up Payment will not have been made by the Company that should have been made (an “Underpayment”) or that a Gross-Up Payment is made that should not have been made (an “Overpayment”). In the event that Employee is required to make a payment of any Excise Tax, due to an Underpayment, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Employee in which case Employee shall be obligated to make a timely payment of the full amount of the applicable Excise Tax to the applicable tax authority, provided, however, the Company may elect to pay the Excise Tax to the applicable tax authority on behalf of Employee consistent with the provisions of Section 3 of this Exhibit C, in which case the Company shall pay the net balance of the Underpayment (after deduction of such Excise Tax payment) to Employee. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be repaid by Employee to the Company within ninety (90) days after written demand to Employee by the Company, provided, however, that Employee shall have no obligation to repay any amount of the Overpayment that has been paid to, and not recovered from, a tax authority, provided further, however, in such event the Company may direct Employee to prosecute a claim for a refund of such amount consistent with the principles set forth in Section 5 of this Exhibit C.

5. Employee shall notify the Company in writing of any Claim. Such notice (a) shall be given as soon as practicable, but in no event later than fifteen (15) business days, following Employee’s receipt of written notice of the Claim from the applicable tax authority, and (b) shall include a compete and accurate copy of the tax authority’s written Claim or otherwise fully inform the Company of the nature of the Claim and the date on which any payment of the Claim must be paid, provided that Employee shall not be required to give notice to the Company of facts of which the Company is already aware, and provided further that failure or delay by Employee to give such notice shall not constitute a breach of Section 9 or this Exhibit C except to the extent that the Company is prejudiced thereby. Employee shall not pay any portion of a Claim prior to the earlier of (a) the expiration of thirty (30) days following the date on which Employee gives the foregoing notice to the Company, (b) the date that any Excise Tax payment under the Claim is due, or (c) the date the Company notifies Employee that it does not intend to contest the Claim. If, prior to expiration of such period, the Company notifies Employee in writing that it desires to contest the Claim, Employee shall:

(a) give the Company any information reasonably requested by the Company relating to the Claim;

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(b) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the Claim by an attorney selected and compensated by the Company who is reasonably acceptable to Employee;

(c) cooperate with the Company in good faith in order to effectively contest the Claim; and

(d) permit the Company to participate (at its expense) in any and all proceedings and conferences pertaining to the Claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys’ fees) incurred in connection with any such contest, and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and all costs imposed or incurred in connection with such contests. Without limitation upon the foregoing provisions of this Section 5, and except as provided below, the Company shall control all proceedings concerning any such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with tax authorities pertaining to the Claim. At the written request of the Company, and upon payment to Employee of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Employee shall pay the same and sue for a refund or otherwise contest the Claim in any permissible manner as directed by the Company. Employee agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company requests Employee to pay the Claim and sue for a refund, the Company shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and costs imposed or incurred in connection with such contest or with respect to any imputed income attributable to any advances or payments by the Company hereunder. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Employee which is the subject of a Claim is to be limited solely to the Claim. Furthermore, the Company’s control of a contest as provided hereunder shall be limited to issues for which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other tax authority.

6. If Employee receives a refund from a tax authority of all or any portion of an Excise Tax paid by or on behalf of Employee with amounts advanced by the Company pursuant to Section 9 and this Exhibit C, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Employee shall, if so directed by the Company, file and otherwise prosecute a claim for refund of any Excise Tax payment made by or on behalf of Employee with amounts advanced by the Company pursuant to Section 9 and this Exhibit C, with any such refund claim to be effected in accordance with the principles set forth in Section 5 of this Exhibit C. If a determination is made that Employee shall not be entitled to any refund and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then Employee shall have no further obligation hereunder to contest such denial or to repay to the Company the amount involved in such unsuccessful refund claim. The amount of any advances which are made by the Company in connection with any such refund claim hereunder, to the extent not refunded by the applicable tax authority to Employee, shall offset, as appropriate consistent with the purposes of Section 9 and this Exhibit C, the amount of any Gross-Up Payment required hereunder to be paid by the Company to Employee.

24	George Fellows